Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

OceanFirst Financial Corp.:

We consent to the incorporation by reference in the Registration Statement (No. 333-34145) on Form S-8 of OceanFirst Financial Corp., of our report dated June 17, 2015, with respect to the statements of net assets available for plan benefits of the Retirement Plan for OceanFirst Bank as of December 31, 2014 and 2013, the related statements of changes in net assets available for plan benefits for the years then ended, and the Supplemental Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2014, which report appears in the December 31, 2014 Annual Report on Form 11-K of the Retirement Plan for OceanFirst Bank.

/s/ KPMG LLP

Short Hills, New Jersey
June 17, 2015